Registration No. 333-258212

Registration No. 333-270871

Registration No. 333-277202

As filed with the Securities and Exchange Commission on June 14, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-258212

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270871

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277202

UNDER THE SECURITIES ACT OF 1933

Snap One Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	82-1952221
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Continental Boulevard, Suite 200

Charlotte, North Carolina 28273

(704) 927-7620

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Snap One Holdings Corp. 2021 Equity Incentive Plan

Snap One Holdings Corp. 2021 Employee Stock Purchase Plan

(Full title of the plans)

Jeannine J. Lane

Secretary

c/o Resideo Technologies, Inc.

16100 N 71st Street, Suite 550

Scottsdale, Arizona 85254

(480) 573-5340

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments Nos. 1 (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Snap One Holdings Corp., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”). These Post-Effective Amendments are being filed to deregister any and all shares of common stock of the Registrant, par value $0.01 per share (“Common Stock”), that remain unsold or otherwise unissued under such Registration Statements:

•	Registration Statement on Form S-8 (File No. 333-258212) filed with the SEC on July 28, 2021 registering the offer and sale of (i) 10,500,000 shares of Common Stock, issuable pursuant to the Snap One Holdings Corp. 2021 Equity Incentive Plan (the “Equity Incentive Plan”) and (ii) 750,000 shares of Common Stock, issuable pursuant to the Snap One Holdings Corp. 2021 Employee Stock Purchase Plan (the “ESPP”);

•	Registration Statement on Form S-8 (File No. 333-270871) filed with the SEC on March 27, 2023 registering the offer and sale of an additional 186,347 shares of Common Stock issuable pursuant to the ESPP; and

•	Registration Statement on Form S-8 (File No. 333-277202) filed with the SEC on February 21, 2024 registering the offer and sale of an additional (i) 1,624,911 shares of Common Stock issuable pursuant to the Equity Incentive Plan and (ii) 346,434 shares of Common Stock issuable pursuant to the ESPP.

On June 14, 2024 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated as of April 14, 2024, by and among Resideo Technologies, Inc., a Delaware corporation (“Resideo”), Pop Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Resideo (“Merger Sub”), and the Registrant (the “Merger Agreement”), Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly-owned subsidiary of Resideo (the “Merger”). In connection with the Merger, the Registrant has terminated Equity Incentive Plan and the ESPP, effective as of the Effective Date.

Further, in connection with the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, the Registrant is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statements, and, in accordance with the undertakings made by the Registrant in the Registration Statements, to remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such shares of Common Stock.

As no securities are being registered herein, the disclosure requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments Nos. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, Arizona, on June 14, 2024.

Signature	Title	Date

/s/ John Heskett	Treasurer	June 14, 2024
John Heskett

No other person is required to sign these Post-Effective Amendments Nos. 1 to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.